Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER is entered into as of April 26, 2022 (this “Amendment”), by and among Delwinds Insurance Acquisition Corp. (the “Purchaser”), DIAC Sponsor LLC (the “Purchaser Representative”) and FOXO Technologies Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).

WHEREAS, the Purchaser, the Purchaser Representative, the Company and another party thereto entered into an Agreement and Plan of Merger, dated as of February 24, 2022 (the “Merger Agreement”);

WHEREAS, Section 9.11 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, and the Purchaser Representative; and

WHEREAS, the Purchaser, the Purchaser Representative, the Company desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1.               Amendment to 2022 Bridge Financing End Date. The definition of “2022 Bridge Financing End Date” in Section 10.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“2022 Bridge Financing End Date” means the Outside Date.

2.               No Other Amendments; Conflicts. Unless expressly amended by this Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect. Wherever the terms and conditions of this Amendment and the terms and conditions of the Merger Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Merger Agreement.

3.               Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

4.               Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to the choice of law principles thereof.

5.               Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

PURCHASER:

Delwinds Insurance Acquisition Corp

By: /s/ Andrew J. Poole
Name: Andrew J. Poole
Title: Chairman and CEO

PURCHASER REPRESENTATIVE:

DIAC Sponsor LLC

By: /s/ Andrew J. Poole
Name: Andrew J. Poole
Title: Managing Member

COMPANY:

FOXO TECHNOLOGIES INC.

By: /s/ Jon Sabes__
Name: Jon Sabes
Title: Chief Executive Officer

[Signature Page to Amendment to Merger Agreement]